NOBILITY HOMES, INC. ANNOUNCES SALES
AND EARNINGS FOR ITS FIRST QUARTER 2007

        Ocala, FL…March 8, 2007 NOBILITY HOMES, INC. (NASDAQ-NMS SYMBOL NOBH) today announced sales and earnings results for its first quarter ended February 3, 2007. Sales for the first quarter of fiscal 2007 were $8,803,033 as compared to $13,750,595 in first quarter of 2006. Income from operations for the first quarter 2007 was $647,020 versus $1,958,917 in the same period a year ago. Net income after taxes was $731,395 as compared to $1,490,437 last year. Diluted earnings per share for the first quarter of 2007 were $0.18 per share compared to $0.36 per share last year.

        Nobility’s financial position for the first quarter of 2007 remains very strong with cash and cash equivalents, short and long-term investments of $20,542,229 and no outstanding debt. Working capital is $20,772,090 and our ratio of current assets to current liabilities is 7.0:1. Stockholders’ equity was $40,451,597 and the book value per share of common stock was $9.90. The Company did not purchase any shares of its common stock during the first quarter of 2007. The Board of Directors declared an annual cash dividend of $0.50 per common share for fiscal year 2006, an increase of 67% over the $.30 per share declared last fiscal year. The cash dividend was paid on January 12, 2007 to stockholders of record as of January 2, 2007.

        Primarily as a result of the increasing costs related to the Sarbanes-Oxley 404 compliance and the increasing costs of being a public company, the Board of Directors has hired the investment banking firm of Savvian Advisors, to explore the strategic alternatives available for the Company. The Company is currently continuing its exploration of alternatives.

        Terry Trexler, President stated, “First quarter sales and operations for fiscal 2007 were adversely impacted by the reduced manufactured housing shipments in Florida plus the overall decline in Florida and the nation’s housing market. Industry shipments in Florida for the Company’s first quarter 2007 were down approximately 60% from the same period last year. Although the current overall housing market has declined significantly this year, the long-term demographic trends still favor strong growth in the Florida market area we serve. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and because of the strong operating leverage inherent on the Company, we expect to continue out-performing the industry. With a strong and stable economy, improved sales in the existing home market, stable unemployment and increasing, but still low, interest rates in 2007, management expects the demand for our homes to improve. Fiscal year 2007 is Nobility’s 40th year of operating in our market area and we plan to increase the level of consumer awareness and confidence in Nobility and Prestige, our retail organization, with the introduction and special promotion of several 40th anniversary special edition homes.”

        Nobility Homes, Inc. has specialized for almost 40 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With nineteen Company retail sales centers, a finance company joint venture, and an insurance subsidiary, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

        MANAGEMENT WILL HOLD A CONFERENCE CALL ON THURSDAY, March 8, 2007 AT 4:30 PM EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 800-967-7134. THE PASSCODE FOR THE CALL IS 4023453. YOU MAY ALSO ACCESS THE CALL AT www.nobilityhomes.com OR http://www.videonewswire.com/event.asp?id=38407

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.
CONSOLIDATED BALANCE SHEETS

	February 3, 2007	November 4, 2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$8,363,250	$12,380,874
Short-term investments	506,480	440,205
Accounts receivable - trade	248,408	379,370
Inventories	13,176,171	12,413,704
Prepaid income taxes	742,421	1,048,667
Prepaid expenses and other current assets	1,008,047	604,627
Deferred income taxes	203,282	228,222

Total current assets	24,248,059	27,495,669
Property, plant and equipment, net	3,889,356	3,911,983
Long-term investments	11,672,499	11,704,612
Other investments	1,919,120	1,849,428
Other assets	2,198,532	2,173,332

Total assets	$43,927,566	$47,135,024

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$698,648	$879,698
Accrued compensation	331,009	1,003,064
Accrued expenses and other current liabilities	661,470	805,616
Customer deposits	1,784,842	2,763,510

Total current liabilities	3,475,969	5,451,888

Commitments and contingent liabilities
Stockholders' equity:
Preferred stock, $.10 par value, 500,000 shares
authorized; none issued and outstanding	--	--
Common stock, $.10 par value, 10,000,000 shares
authorized; 5,364,907 shares issued and
outstanding in 2007 and 2006	536,491	536,491
Additional paid in capital	9,905,462	9,885,647
Retained earnings	39,039,574	40,349,250
Accumulated other comprehensive income	211,154	169,819
Less treasury stock at cost, 1,280,114 and
1,282,764 shares, respectively, in 2007 and 2006	(9,241,084)	(9,258,071)

Total stockholders' equity	40,451,597	41,683,136

Total liabilities and stockholders' equity	$43,927,566	$47,135,024

NOBILITY HOMES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	February 3, 2007	February 4, 2006
Net sales	$8,803,033	$13,750,595
Cost of goods sold	(6,423,824)	(9,637,560)

Gross profit	2,379,209	4,113,035
Selling, general and administrative expenses	(1,732,189)	(2,154,118)

Operating income	647,020	1,958,917

Other income:
Interest income	205,011	199,009
Undistributed earnings in joint venture - Majestic 21	69,692	101,545
Earnings from finance revenue sharing agreement	132,600	--
Miscellaneous income	23,318	3,966

Total other income	430,621	304,520

Income before provision for income taxes	1,077,641	2,263,437
Provision for income taxes	(346,246)	(773,000)

Net income	731,395	1,490,437
Other comprehensive income, net of tax:
Unrealized investment gain	41,335	2,708

Comprehensive income	$772,730	$1,493,145

Weighted average number of shares outstanding
Basic	4,082,842	4,059,025
Diluted	4,097,615	4,155,131
Earnings per share
Basic	$0.18	$0.37
Diluted	$0.18	$0.36
Cash dividends paid per common share	$0.50	$0.30